EXHIBIT A

ARBOR CAPITAL MANAGEMENT, LLC

CODE OF ETHICS

Amended Effective November 22, 2011

As an investment adviser registered with the SEC, Arbor Capital Management, LLC (which we refer to as “Arbor Capital”) is required to establish, maintain and enforce a code of ethics under Rule 204A-1 of the Investment Advisers Act of 1940, as amended. In addition, as an adviser or subadviser to a registered investment company, the code of ethics must meet the requirements under Rule 17j-1 of the Investment Company Act of 1940, as amended. The purpose of this Code of Ethics is to:

•	set forth the standards of business conduct that we require of you, as a supervised person of Arbor Capital, in accordance with our fiduciary obligations to clients;

•	foster compliance with applicable federal securities laws; and

•	eliminate transactions suspected of being in conflict with the best interests of our clients.

This Code covers a broad range of business ethics and practices. It does not cover every issue that may arise, or every law that must be complied with, but it sets out basic principles to guide all of our supervised persons in the conduct of our business. All supervised persons must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. Supplemental information is attached as Annex I and is a part of this Code.

ARTICLE I

DEFINITIONS

When used in this Code, the following terms have the following meanings:

(1) “Advisers Act” means the Investment Advisers Act of 1940, as amended.

(2) “Access person” means:

(a) any supervised person of Arbor Capital:

(i) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or

(ii) who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

(b) All of our directors, officers and members are presumed to be access persons.

(3) “Access person account” means any brokerage account over which an access person has beneficial ownership or exerts trading control.

(4) “Associated person” means any member, officer or director of Arbor Capital, or any person directly or indirectly controlling or controlled by Arbor Capital, including any employee.

(5) “Beneficial ownership” has the same meaning as in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended. In general, a person has beneficial ownership of a security if such person has or shares (a) voting or dispositive power with respect to such security and (b) a direct or indirect pecuniary interest in such security, including through any contract, arrangement, understanding, relationship or otherwise. A person is presumed to be the beneficial owner of securities held by immediate family members sharing a person’s household (“immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in- law or sister-in-law, including adoptive relationships). Beneficial ownership typically includes:

(i)	securities held in a person’s own name;

(ii)	securities held with another in joint tenancy, as tenants in common, or in other joint ownership arrangements;

(iii)	securities held by a bank or broker as a nominee or custodian on a person’s behalf or pledged as collateral for a loan; and

(iv)	securities owned by a corporation which is directly or indirectly controlled by, or under common control with, a person.

(6) “Chief Compliance Officer” means the person serving as our Chief Compliance Officer.

(7) “Code” means this Code of Ethics.

(8) “Investment Company Act” means the Investment Company Act of 1940, as amended.

(9) “Pecuniary interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities. An indirect pecuniary interest generally includes securities held by members of a person’s immediate family sharing the same household (which includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and includes adoptive relationships).

(10) “SEC” means the Securities and Exchange Commission.

(11) “Security” has the meaning set forth in Section 2(a)(36) of the Act. Under this definition, “security” generally includes any: note; stock; security future; bond; debenture; evidence of indebtedness; investment contract; any put, call, straddle or option on any security or on any group or index of securities, or any put, call, straddle or option entered into on a national securities exchange relating to foreign currency; any warrant or right to subscribe to or purchase any security; or any interest or instrument commonly known as a security. For purposes of this Code, the definition of security does not include: direct obligations of the government of the United States; bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; shares issued by open-end mutual funds (unless Arbor Capital or an affiliate advises or distributes the fund); shares issued by unit investment trusts that are exclusively invested in unaffiliated open-end mutual funds; or interests in qualified 529 plans (prepaid college tuition plans and college savings plans); provided, however, that the definition of security does include exchange traded funds (whether organized as mutual funds or unit investment trusts).

(12) “Supervised person” means any member, officer, director (or other person occupying a similar status or performing similar functions), or employee of Arbor Capital, or other person who provides investment advice on behalf of Arbor Capital and is subject to the supervision and control of Arbor Capital. If you received a copy of this Code, you are a supervised person.

ARTICLE II

GENERAL PRINCIPLES

We are fiduciaries with respect to our clients. That means that we have a responsibility to render professional, continuous and unbiased investment advice to our clients. Fiduciaries owe their clients a duty of care, loyalty, honesty, good faith and fair dealing. As a fiduciary, we must act at all times in the client’s best interests and must avoid or disclose conflicts of interest. You should always place the interests of clients first and never take inappropriate advantage of your position of trust and responsibility. It is the obligation of all supervised persons, including you, to uphold our fiduciary duty to clients. These fundamental principles must at all times guide your service to Arbor Capital and to our clients.

ARTICLE III

STANDARDS OF BUSINESS CONDUCT

In accordance with our fiduciary obligations, we require our supervised persons to adhere to the highest standards of business conduct. Your integrity and good judgment enhance our business, build our reputation in the communities in which we operate and are the foundation of trust for our client relationships. This Article consists of an outline of policies regarding conduct in several key areas: compliance with laws and regulations, conflicts of interest, confidentiality, gifts and entertainment and outside activities.

(1) Compliance with Laws and Regulations. The foundation of our ethical standards is compliance with the letter and spirit of the law. All supervised persons must respect and obey all applicable federal and state securities laws and regulations. As a registered investment adviser, we are required to adopt and implement written policies and procedures reasonably designed to prevent violation of the federal securities laws. Reference is made to our Amended and Restated Supervisory Procedures and Compliance Manual (which we refer to as the

“Compliance Manual”) for more detailed information. You are required to read the Compliance Manual and comply with its policies and procedures in all respects.

(2) Conflicts of Interest. As a fiduciary, you have an affirmative duty of care, loyalty, honesty, good faith and fair dealing to act in the best interests of our clients. Compliance with this duty requires trying to avoid conflicts of interest or at least fully disclosing all material facts concerning any conflict that does arise with respect to any client. All supervised persons must strive to avoid the existence or appearance of a conflict of interest. A conflict of interest may arise in a number of situations.

(a) Personal Conflicts. A conflict of interest exists when a person’s private interests interferes or appears to interfere with the interests of a client. For example, your personal securities transactions raise conflicts and are specifically addressed in other sections of this Code. You must conduct all personal securities transactions in a manner as to be consistent with the Code and to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility. Further, you have a duty to report any material transaction or relationship that reasonably could be expected to create a conflict of interest with any of our clients. If you have any questions about what constitutes a conflict of interest, or to report any material transaction or relationship that could reasonably be expected to create a conflict, contact the Chief Compliance Officer.

(b) Conflicts Among Client Interests. A conflict of interest may also arise when Arbor Capital or our supervised persons have a reason to favor the interests of one client over those of another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated and accounts in which supervised persons or close friends or relatives of supervised persons have personal investments). This Code prohibits inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty. Reference is also made to our Compliance Manual for specific policies and procedures designed to address such conflicts (e.g., allocation of investment opportunities).

(3) Confidentiality. Fiduciaries have a responsibility to keep all information entrusted to them by their clients in strict confidence, including the client’s identity, financial condition and security holdings. The duty of confidentiality continues after termination of the client relationship. Supervised persons generally may not disclose any confidential information about a client to any third party, except as authorized by the client, required by law or necessary to service the client’s account. Reference is also made to our Privacy Protection Policy and Procedures, which govern the treatment of nonpublic personal information about consumers and is included as an exhibit to the Compliance Manual.

(4) Gifts and Entertainment. No supervised person may accept any gift or other item of value (e.g., entertainment) in excess of $100 per year from a client, prospective client or any person or firm that does business with Arbor Capital. No supervised person may offer or give any gift or other item of value to a client, prospective client or any person or firm that does business with Arbor Capital, except with the pre-approval of the Chief Compliance Officer. Cash gifts may not be accepted, offered or given by any supervised person to or from a client, prospective client or any person or firm that does business with Arbor Capital.

(5) Outside Activities. Your employment with Arbor Capital must be your primary business association and must take precedence over any other business affiliation that you may have (unless you are a non-employee director). No supervised person may engage in any outside business, investment or charitable activities that conflict or interfere with his or her duties and responsibilities at Arbor Capital. No supervised person may serve on the board of directors of a public company without the approval of the Chief Compliance Officer.

(6) Political Contributions. No supervised person shall make political contributions for the purpose of obtaining or retaining advisory contracts or other business for Arbor Capital. In addition, supervised persons are prohibited from considering Arbor Capital’s current or anticipated business relationships as a factor in making political contributions.

Pursuant to Rule 206(4)-5 under the Advisers Act (the “Pay-to-Play Rule”), investment advisers are prohibited from advising a government entity’s funds for compensation if the adviser or its covered personnel directly or indirectly made a political contribution to an official of that government entity within the preceding two years.

Arbor Capital does not currently have any clients that are “government entities” as defined in the Pay-to-Play Rule. In general, government entities are: any state or local government; any agency, authority or instrumentality of any state or local government; any pool of assets sponsored by a state or local government (such as a defined benefit pension plan, separate account or general fund); and any participant directed government plan (such as 529, 403(b) or 457 plans).

Supervised persons must obtain prior approval from the Chief Compliance Officer prior to retaining any government entity client.

ARTICLE IV

TRADING RULES FOR ACCESS PERSON ACCOUNTS

The following rules govern securities trading by all of our access persons. In the event there is any uncertainty of the propriety of any trade being considered, you should consult with the Chief Compliance Officer.

(1) Using the form attached as Annex II, every access person must receive the written approval of the Chief Compliance Officer prior to purchasing or selling any security in which he or she will have any beneficial ownership. An access person who does not execute a transaction by the day following the date of request for prior approval must submit a new pre-clearance form for reevaluation. Pre-approval is not required for transactions described in Article V(6).

(2) Access person accounts may not enter an order that anticipates (i.e., “front runs”) or competes with a customer order.

(3) Access person accounts may not acquire securities in an initial public offering.

(4) No trade or order activity may occur in any account if such activity is the result of exposure to material, non-public information, i.e., inside information (see Articles VI and VII).

ARTICLE V

REPORTING REQUIREMENTS FOR ACCESS PERSONS

(1) Initial Holdings Reports. Each access person must submit to the Chief Compliance Officer an initial holdings report, in the form of Annex III, of all securities in which the access person has any direct or indirect beneficial ownership within 10 days of becoming an access person. The information contained in the report must be current as of a date no more than 45 days before the date the person becomes an access person. The report must include:

(a) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each security;

(b) the name of any broker-dealer or bank with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit; and

(c) the date the report is submitted.

(2) Annual Holdings Reports. Each access person must submit to the Chief Compliance Officer an annual holdings report, in the form of Annex III, of all securities in which the access person has any direct or indirect beneficial ownership. The access person must submit the report to the Chief Compliance Officer no later than February 14 of each year. The information contained in the report must be current as of a date no more than 45 days before the date the report was submitted.

(3) Quarterly Transactions Reports. Each access person must submit to the Chief Compliance Officer a quarterly transactions report, in the form of Annex IV, of all securities in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership during the quarter. The access person must submit the report to the Chief Compliance Officer within 30 days of the end of the calendar quarter. The report must include:

(a) the date of the transaction, the title, and as applicable exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of each security;

(b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c) the price of the security at which the transaction was effected;

(d) the name of the broker-dealer or bank with or through which the transaction was effected; and

(e) the date the report was submitted.

(4) Substituted Reports. An access person may satisfy the quarterly reporting requirements by submitting to the Chief Compliance Officer broker trade confirmations or account statements that contain all of the required information or arranging or to have such confirmations and account statements sent directly to the Chief Compliance Officer. An access person may satisfy the holdings reporting requirements by submitting to the Chief Compliance Officer a broker account statement that contains all of the required information or arranging to have such account statement sent directly to the Chief Compliance Officer. All such substituted reports must be received by the Chief Compliance Officer within the required time frames.

(5) Beneficial Ownership Disclaimer. In any report submitted to the Chief Compliance Officer, an access person may also state that the report shall not be construed as an admission that the access person has any direct or indirect beneficial ownership in the security to which the report relates.

(6) Exemptions from Reporting Requirements. An access person is not required to submit:

(a) any reports with respect to securities held in accounts over which the access person has no direct or indirect influence or control; and

(b) any quarterly transaction report with respect to transactions effected pursuant to an automatic investment plan (which includes a dividend reinvestment plan).

(7) Review of Reports by Chief Compliance Officer. The Chief Compliance Officer or his designee will review all personal securities reports to determine compliance with the personal trading restrictions in this Code of Ethics.

ARTICLE VI

POLICY STATEMENT ON

INSIDER TRADING

We seek to foster a reputation for integrity and professionalism. That reputation is a vital business asset. To further that goal, this Article implements procedures to deter the misuse of material, non-public information in securities transactions.

Accordingly, we forbid any associated person from trading, either personally or on behalf of others (including private accounts managed by Arbor Capital), while in possession of material, non-public information or communicating material, non-public information to others in violation of the law. This conduct is frequently referred to as “insider trading.” This policy applies to every associated person and extends to activities within and outside their duties at Arbor Capital.

Trading securities while in possession of material, non-public information or improperly communicating that information to others may expose you to stringent penalties, including criminal sanctions. The SEC can recover the profits gained or losses avoided through the violative trading, a penalty of up to three times the illicit windfall and an order permanently barring you from the securities industry. Finally, you may be sued by investors seeking to recover damages for insider trading violations.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material, non-public information to trade in securities (whether or not one is an “insider”) or to communications of material, non-public information to others. While the law concerning insider trading is not static, it is currently understood that the law generally prohibits:

(1) trading by an insider, while in possession of material, non-public information;

(2) trading by a non-insider, while in possession of material, non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

(3) communicating material, non-public information to others.

The elements of insider trading and the penalties for such unlawful conduct are described in Annex I attached hereto. Any associated person who has any question concerning our policy and procedures regarding insider trading should consult with the Chief Compliance Officer.

ARTICLE VII

PROCEDURES DESIGNED TO

DETECT AND PREVENT INSIDER TRADING

The following procedures have been established to aid Arbor Capital and all associated persons in avoiding insider trading, and to aid Arbor Capital in preventing, detecting, and imposing sanctions against insider trading. Every associated person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. Any questions about these procedures should be directed to the Chief Compliance Officer.

(1) Before trading securities for yourself or others, including private accounts managed by Arbor Capital, an associated person should ask himself or herself the following questions:

(a) Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

(b) Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?

(2) If, after consideration of the above, any associated person believes that the information is material and non-public, or if an associated person has questions as to whether the information is material and non-public, he or she should take the following steps:

(a) Report the information and proposed trade immediately to the Chief Compliance Officer.

(b) Do not purchase or sell the securities either on behalf of yourself or on behalf of others, including any private accounts managed by Arbor Capital.

(c) Do not communicate the information inside or outside Arbor Capital, other than to the Chief Compliance Officer.

(d) After the Chief Compliance Officer has reviewed the issue, the associated person will be instructed either to continue the prohibitions against trading and communication because the Chief Compliance Officer has determined that the information is material and non-public, or he or she will be allowed to trade the Security and communicate the information.

(3) Information in an associated person’s possession that is identified as material and non-public may not be communicated to anyone, including persons within Arbor Capital, except as otherwise provided herein. In addition, care should be taken so that such information is secure. For example, files containing material, non-public information should be sealed and access to computer files containing material, non-public information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private (for example, not by cellular telephone, to avoid potential interception).

(4) If, after consideration of the items set forth in Section 1 of this Article VII, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Chief Compliance Officer before trading or communicating the information to anyone.

ARTICLE VIII

RECORDKEEPING

Arbor Capital will maintain such books and records relating to this Code of Ethics as are required under the Advisers Act and the Investment Company Act.

ARTICLE IX

SANCTIONS

You are required to promptly report any violation or suspected violation of this Code of Ethics to the Chief Compliance Officer. Upon discovery of a violation of this Code of Ethics, we may impose any sanction that we deem appropriate, including, among other sanctions, a letter of censure or suspension or termination of employment of the violator. In addition, violations may result in referral to civil or criminal authorities when appropriate. We do not permit retaliation for good faith reports of ethical violations, and any such retaliation constitutes a violation of this Code. All supervised persons are expected to cooperate in internal investigations of misconduct.

ARTICLE X

ACKNOWLEDGEMENT AND AMENDMENTS

We will provide each of our supervised persons with a copy of this Code of Ethics and any amendments. You must complete and sign an acknowledgment form annually stating that you have been provided with and have read a copy of this Code of Ethics. Such acknowledgement form is attached as Annex V. You are also required to provide a written acknowledgment of your receipt of any amendments. If you do not understand the guidelines and requirements set forth in this Code, address your questions to the Chief Compliance Officer.

ANNEX I

(1) Who is an insider?

The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers and the employees of such organizations. In addition, Arbor Capital may become a temporary insider of a company it advises or for which it performs other services. According to the United States Supreme Court, the company must expect the outsider to keep the disclosed non-public information confidential, and the relationship must at least imply such a duty before the outsider will be considered an insider.

(2) What is material information?

Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. No simple “bright line” test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any question about whether information is material to the Chief Compliance Officer.

Material information often relates to a company’s results and operations including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material.

Material information does not have to relate to a company’s business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the United States Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or unfavorable.

(3) What is non-public information?

Information is non-public until it has been effectively disseminated broadly to investors in the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones “tape,” Reuters Economic Services, The Wall Street Journal or other publications of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

(4) What are the penalties for insider trading?

Penalties for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include: (a) civil injunctions; (b) damages; (c) disgorgement of profits; (d) jail sentences; (e) fines for the person who committed the violation related to the amount of profit gained or loss avoided; and (f) fines for the employer or other controlling person related to the amount of the profit gained or loss avoided.

In addition to the foregoing, any violation of Arbor Capital’s Policy Statement on Insider Trading contained in Article VI of the Code of Ethics can be expected to result in serious sanctions by Arbor Capital as set forth in Article IX of the Code of Ethics, including dismissal of the person(s) involved.

ANNEX II

ARBOR CAPITAL MANAGEMENT, LLC

PRE-CLEARANCE OF PERSONAL SECURITIES TRANSACTIONS

(Note: Execution of all approved transactions should be effected no later than the day following the date of request for prior approval.)

Part I: To be completed by access person seeking pre-clearance.

1. Name of access person:

2. If different than (1), name of person in whose account the trade will occur:

3. Relationship of (2) to (1):

4. Name of issuer/security:

5. Security type (common, option, bond, etc.):

6. CUSIP number or ticker symbol:

7. Maximum number of shares or units to be purchased or sold or amount of bond:

8. Check if applicable:	Purchase	Market Order
	Sale	Limit Order	(Limit Order Price: )

9. Name of broker/dealer to provide duplicate confirmation to Chief Compliance Officer:

10. Are the securities being acquired in an initial public offering?

11. Are the securities being acquired in a limited offering (e.g., private placement)?

12. Are the securities being acquired corporate bonds rated below investment grade, or unrated?

13. Have you purchased or sold equivalent securities, of the same issue, within the past 60 days?

14. In connection with the foregoing transaction, I hereby make the following representations and warranties:

(a) I do not possess any material nonpublic information regarding the security or the issuer of the security.

(b)    I have read Arbor Capital’s Amended and Restated Supervisory Procedures and Compliance Manual, including the Code of Ethics, within the prior 12 months and I believe that the proposed transaction fully complies with the Manual and the Code of Ethics.

Access Person Signature			Print Name

Part II: To be completed by Chief Compliance Officer.

Clearance/Review Decision:			Date: / /

1. Have any transactions involving this security been made in any client account within the last 15 days? If yes, attach an Axys Transaction Summary report for the past 15 trading days.

2. Are there any pending or anticipated transactions by any client account involving this security? If yes, complete section 4 below.					3.	5.

6. Do any client accounts currently hold this security? If yes, attach a security Cross-Reference report for all of Arbor Capital’s clients as of the date hereof.						8.

9.	10.	11.	12.	13.	14.	16.

Date		Quantity Held		Client		Transaction Type (Buy, Sell, Pending)

The proposed transaction is: APPROVED / DISAPPROVED

Chief Compliance Officer or Designee	Date

Comments:

ANNEX III

INITIAL/ANNUAL HOLDINGS REPORT

Access person holdings report for:
(Name)
The information provided is as of the following date:
(Date)

This report must be submitted to the Chief Compliance Officer no later than 10 days after the filer becomes an access person, and the information must be current as of a date no more than 45 days before the date the filer becomes an access person. This report must also be submitted annually to the Chief Compliance Officer no later than February 15 of each year, and the information must be current as of a date no more than 45 days prior to the date the report was submitted.

I am reporting below all holdings required to be reported for the relevant period pursuant to the Code of Ethics of Arbor Capital.

(Date)	(Access Person’s Signature)

HOLDINGS REPORTING

Check if applicable:	(a) ☐ I had no reportable holdings for this reporting period.
(b) ☐ All holdings required to be reported have been provided to the Chief Compliance Officer through a duplicate account statement that contains all of the required information.
(c) ☐ The reporting of any holdings below shall not be construed as an admission that I have any direct or indirect beneficial ownership in the subject security.

HOLDINGS

Title and Type of Security	Ticker/CUSIP	Number of Securities	Principal Amount of Securities	Broker Name

(Attach additional sheets if necessary.)

ANNEX IV

QUARTERLY TRANSACTIONS REPORT

Access person quarterly transactions report for:
(Name)

For the calendar quarter ended:
(Date)

This report must be submitted to the Chief Compliance Officer no later than 30 days after the end of the calendar quarter. This report must cover all reportable securities transactions during the quarter.

I am reporting below all transactions required to be reported for the quarter pursuant to the Code of Ethics of Arbor Capital.

(Date)	(Access Person’s Signature)

TRANSACTION REPORTING

Check if applicable:	(a) ☐	I had no reportable transactions during this reporting period.
	(b) ☐	All transactions required to be reported have been provided to the Chief Compliance Officer through duplicate confirmations or account statements that contain all of the required information or are additionally indicated below.
	(c) ☐	The reporting of any transaction below shall not be construed as an admission that I have any direct or indirect beneficial ownership in the subject security.

[Remainder of page intentionally left blank.]

TRANSACTIONS

Date	Title of Security	Ticker/ CUSIP	Interest Rate/ Maturity Date	Number of Securities	Principal Amount of Securities	Purchase/ Sale/Other	Price	Broker Name

ANNEX V

ARBOR CAPITAL MANAGEMENT, LLC

CODE OF ETHICS

ACKNOWLEDGEMENT FORM

The undersigned supervised person does hereby acknowledge receipt of the Code of Ethics of Arbor Capital. The undersigned supervised person has read and understands the guidelines and requirements and agrees to comply with the Code of Ethics in all respects.

Signature	Date

Printed Name	Position